For Immediate Release

U.S. ENERGY CORP. ANNOUNCES EXTENSION OF ITS SENIOR CREDIT FACILITY

RIVERTON, Wyoming – July 25, 2013 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today announced the extension and the execution of amendments to its $100 million senior secured revolving credit facility with Wells Fargo Bank, National Association.

On July 23, 2013, the Company entered into a second amendment (the "Second Amendment") to its senior secured revolving credit facility, dated July 30, 2010, as amended (the "Senior Credit Agreement").  The Second Amendment provides for, among other things: (i) an extension of the maturity date of borrowings under the Senior Credit Agreement from July 30, 2014 to July 30, 2017; (ii) a decrease in the applicable margin rate to between 2.00% and 3.00% for Eurdollar Loans and to between 1.00% and 2.00% for Alternate Base Rate Loans; (iii) a revision to the hedging covenant to permit the Company to hedge, for calendar year 2014 only, the greater of 600 barrels per day or 85% of the reasonably anticipated projected production, subject to certain exceptions; and (iv) a $25,000,000 borrowing base, subject to further adjustment from time to time in accordance with the Senior Credit Agreement.

To date, the Company has $10.0 million outstanding under the facility, with an additional $15.0 million available under the Senior Credit Agreement.

CEO Statement

“We have a strong working relationship with Wells Fargo and are pleased to report the extension and the execution of the amendment to our Senior Credit Agreement,” stated Keith Larsen, CEO of U.S. Energy Corp.  “We will continue to use this important financial tool to further enhance our flexibility in the execution of our drilling, acquisition, and overall growth strategy," he added.

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Press Release
July 25, 2013

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, our expected use of the credit facility and our future growth. The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended March 31, 2013) all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com